                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                STATION CASINOS,
      INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102
                                 (702) 367-2411

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD: MAY 23, 2000
                  TO BE HELD AT: SUNSET STATION HOTEL & CASINO

                            ------------------------

To the Stockholders:

    NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Station Casinos, Inc., a Neveda corporation (the "Company") will be held at Sunset Station Hotel & Casino on May 23, 2000, beginning at 10:00 a.m. local time, for the following purposes:

    1. To elect two directors to serve for a term of three years until the 2003 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 2000 fiscal year;

    3.  To approve the Company's Senior Executive Annual Bonus Plan;

    4. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as more fully described in the accompanying Proxy Statement.

    Holders of Common Stock, par value $.01 per share, at the close of business on March 24, 2000, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the Annual Meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

    Your prompt response will be appreciated.

                                          By Order of the Board of Directors

                                          Scott M Nielson
                                          SECRETARY

Las Vegas, Nevada
March 30, 2000

                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    The accompanying proxy is solicited by the board of directors (the "Board of Directors") of Station Casinos, Inc., (the "Company") to be used at the Annual Meeting of Stockholders on May 23, 2000 (the "Annual Meeting") to be held at 10:00 a.m. local time at the Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada. This Proxy Statement and the enclosed form of proxy are being sent to Stockholders on or about March 30, 2000.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

           ITEM I The election of two directors to serve until the 2003 Annual Meeting.

           ITEM II  Approval of the Company's Senior Executive Annual Bonus
               Plan.

           ITEM III A proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 2000 fiscal year.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

    The Board of Directors believes that the election of its director nominees, the ratification of the appointment of the independent public accountants and the approval of the Senior Executive Annual Bonus Plan are in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

                                     VOTING

    Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the ratification of the appointment of independent public accountants, FOR the approval of the Company's Senior Executive Annual Bonus Plan and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

    The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but without receiving special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

    Only holders of record at the close of business on March 24, 2000 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), will be entitled to vote at the Annual Meeting. On the Record Date, there were 40,363,142 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

VOTE REQUIRED

    The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Nevada law, the Company's Restated Articles of Incorporation (the "Articles") and the Company's Restated Bylaws (the "Bylaws"), shares as to which a stockholder abstains or withholds from voting on the election of directors and shares to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

    Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 2000 fiscal year and the approval of the Company's Senior Executive Annual Bonus Plan require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Under the Articles and Bylaws, each abstention and broker non-vote on this proposal has the same legal effect as a vote against such proposal.

    The stockholders of the Company have no dissenters or appraisal rights in connection with any of items I, II or III.

                                     ITEM I
                       NOMINEES FOR ELECTION OF DIRECTORS

    The Articles and Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at eight (8). In April 1999, the Board of Directors increased the number of members of the Board of Directors from seven (7) to eight (8). The Board elected Richard J. Heckmann as the eighth Director to serve in such capacity until his successor is duly elected and qualified. The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Glenn C. Christenson, Blake L. Sartini, R. Hal Dean, Lorenzo J. Fertitta, Lowell H. Lebermann, Jr., Delise F. Sartini and Richard J. Heckmann. The Board of Directors is staggered into three classes. Class I consists of R. Hal Dean and Lowell H. Lebermann, Jr., whose terms expire in 2000. Class II consists of Glenn C. Christenson, Blake L. Sartini and Richard J. Heckmann, whose terms expire in 2001. Class III consists of Frank J. Fertitta III, Lorenzo J. Fertitta, and Delise F. Sartini, whose terms expire in 2002. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

    At the Annual Meeting two directors are to be elected to serve until the 2003 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the re-election of the two nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

    The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

R. HAL DEAN. Mr. Dean has served as a director of the Company since June 1993 and is chairman of the Human Resources Committee. Mr. Dean retired in 1982 from the Ralston Purina Company, having served 44 years in various capacities including Chairman of the Board (1968-1982) and Chief Executive Officer (1964-1982). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life

Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985), LaBarge, Inc., St. Louis, Missouri (1984-1998) and Chevron Corp., San Francisco, California (1985-1989).

LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Audit Committee. He is also a director of Valero Energy Corporation, San Antonio, serving as a member of the executive committee and a director of Myriad Development, Inc. He is a former director of Franklin Federal Bancorp, Austin (acquired by Norwest), and founding member of the Board of Directors of the Texas Workers' Compensation Fund. He is president and CEO of Centex Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971-1977.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

NAME                                  AGE      POSITION
----                                  ---      --------
Frank J. Fertitta III(*)..........     38      Chairman of the Board, President, Chief Executive
                                               Officer and Director
Glenn C. Christenson..............     50      Executive Vice President, Chief Financial Officer,
                                               Chief
                                               Administrative Officer, Treasurer and Director
Scott M Nielson...................     42      Executive Vice President, General Counsel and Secretary
Blake L. Sartini(*)...............     41      Executive Vice President, Chief Operating Officer and
                                               Director
Mark E. Brown.....................     39      Executive Vice President
William W. Warner.................     35      Vice President of Finance
R. Hal Dean.......................     83      Director
Lorenzo J. Fertitta(*)............     31      Director
Richard J. Heckmann...............     56      Director
Lowell H. Lebermann, Jr...........     60      Director
Delise F. Sartini(*)..............     40      Director

------------------------

(*) Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F.
    Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

    Set forth below are the Class II and Class III directors whose terms do not expire this year together with non-director executive officers and certain key management personnel of the Company, along with certain information regarding these individuals.

FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of the Company since February 1993, Chief Executive Officer since July 1992 and President of the Company since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. In 1992, he co-founded Station Casino St. Charles and has served as Chairman of the Board of Directors of that company since that time.

GLENN C. CHRISTENSON. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President of the Company. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of the Company since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee. He currently serves on the Executive Committee and Board of Directors of the Boulder Dam Area Boy Scouts Council.

SCOTT M NIELSON. Mr. Nielson was appointed Executive Vice President of the Company in June 1994. In 1991 he was appointed General Counsel and in 1992 he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Schreck Morris), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

BLAKE L. SARTINI. Mr. Sartini was appointed Chief Operating Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From February 1994 to March 1997 he also served as President-Nevada Operations for the Company. From 1991 to 1993, he served as Vice President of Gaming Operations for the Company. He has served as a director of the Company since 1993 and has over 17 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at the Company and served as President of Southwest Gaming Services, Inc., a subsidiary of the Company, until November 1995. In 1992, he co-founded Station Casino St. Charles and serves as a director.

MARK E. BROWN. Mr. Brown was appointed Executive Vice President of the Company in August 1999. Prior to his employment by the Company, Mr. Brown served as Senior Vice President for The Howard Hughes Corporation from 1994 to 1999 and from 1991 to 1994 he was President of the Carrara Group. He currently serves as Chairman of the Board of the YMCA and as a member of the Board of Directors for the America West Airlines Education Foundation.

WILLIAM W. WARNER. Mr. Warner has served as Vice President of Finance of the Company since January 1996 and from August 1993 to January 1996 he served as Director of Finance. Prior to his employment by the Company, Mr. Warner served as Controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of Arthur Andersen LLP, most recently as an Audit Manager.

LORENZO J. FERTITTA. Mr. Fertitta has served as a director of the Company since 1991. He has served as President and Chief Executive Officer of Fertitta Enterprises, Inc. since June 1993, where he is responsible for managing an investment portfolio consisting of marketable securities and real property. From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. From 1991 to 1993, he served as Vice President of the Company. Mr. Fertitta has served as a commissioner on the Nevada State Athletic Commission since November 1996. In February 1999, the Company entered into a consulting agreement with Mr. Fertitta to provide financial advisory services.

RICHARD J. HECKMANN. Mr. Heckmann was appointed a director of the Company in April 1999 and serves as a member of its Human Resource and Audit Committees. Mr. Heckmann founded US Filter in July 1990 and currently serves as its Chairman of the Board and Chief Executive Officer. Mr. Heckmann is a founding shareholder of Callaway Golf Company and is a member of the Board of Directors of K-2, Inc. and United Rentals, Inc.

DELISE F. SARTINI. Ms. Sartini was appointed a director of the Company in August 1995. She has served as Vice President of Community Affairs at Palace Station in excess of nine years. Ms. Sartini was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met ten times during the 1999 fiscal year. The Board of Directors has standing Audit and Human Resources Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held or of the total number of meetings held by all committees of the Board of Directors on which various members served during the 1999 fiscal year. The current members of each of the Board of Directors' committees are listed below.

THE AUDIT COMMITTEE

    The current members of the Audit Committee are Lowell H. Lebermann, Jr., Chairman, R. Hal Dean and Richard J. Heckmann. During the 1999 fiscal year, the Audit Committee met twice.

    The Audit Committee, comprised solely of outside directors, meets periodically with the Company's independent public accountants, management and internal auditors to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and reviews management's selection of independent public accountants. The independent public accountants and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

THE HUMAN RESOURCES COMMITTEE

    The Human Resources Committee, currently comprised solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Human Resources Committee also reviews and takes action regarding grants of options and restricted shares to employees that are issued under the Stock Compensation Program other than awards under the Nonemployee Directors Plan. The Human Resources Committee met six times during the 1999 fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are not directly or indirectly affiliated with the Company received a fee of $1,500 for each board meeting attended, $1,000 for each committee meeting attended, and a monthly fee of $3,000. In January 2000, the fee for each committee meeting attended was increased to $1,500, the monthly fee was increased to $3,333 and an annual fee of $1,500 was added for each committee chairman. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Stock Compensation Program. See "Stock Compensation Program" as described hereinafter.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In the 1999 fiscal year, the Human Resources Committee consisted of R. Hal Dean, Chairman, Lowell H. Lebermann, Jr. and Richard J. Heckmann. Each such person is an outside director of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during the 1999 fiscal year with the following exception: Mr. Heckmann filed one late report covering one transaction.

LEGAL PROCEEDINGS INVOLVING DIRECTORS, OFFICERS, AFFILIATES OR BENEFICIAL OWNERS

    No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest to the Company.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

    The following table sets forth, as of February 29, 2000, certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock (solely based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

                                                               BENEFICIAL OWNERSHIP
                                                                     OF SHARES
                                                              -----------------------
                                                                           PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)(2)                   NUMBER (3)     CLASS
-------------------------------------------                   ----------   ----------
Frank J. Fertitta III.......................................   7,104,041      16.7
Blake L. Sartini(4).........................................   5,346,580      13.0
Lorenzo J. Fertitta.........................................   4,787,902      11.8
Delise F. Sartini(4)........................................   4,597,415      11.4
Par Capital Management, Inc.(5).............................   2,238,400       5.5
Glenn C. Christenson (6)....................................     414,799       1.0
Scott M Nielson (7).........................................     330,622      *
Mark E. Brown...............................................      30,000      *
William W. Warner...........................................      25,652      *
R. Hal Dean.................................................      41,000      *
Lowell H. Lebermann, Jr.....................................      31,000      *
Richard J. Heckmann.........................................      30,000      *
Executive Officers and Directors as a Group (11 persons)....  18,215,181      41.6

------------------------

*   Less than one percent

(1) Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 2,073,821; Blake L. Sartini 657,750; Lorenzo J. Fertitta 119,000; Delise F. Sartini 14,627; Glenn C. Christenson 307,342; Scott M Nielson 233,968; Mark E. Brown 0; William W. Warner 10,000;
    R. Hal Dean 30,000; Lowell H. Lebermann, Jr. 30,000 and Richard J. Heckmann 15,000. Of the total number of shares reported in this table, 417 shares beneficially owned by Mr. Warner are held by the Company's 401(k) Plan.

(2) The address of each of the stockholders named in this table other than Par Capital Management, Inc. is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(3) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(4) Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (1), restricted stock granted to Mr. Sartini and shares of stock owned by family trusts of which Delise Sartini is trustee and thus have different total ownership figures.

(5) The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts, 02111. The SEC filing date is February 10, 2000 for Par Capital Management, Inc.

(6) Includes 57,457 shares owned by Mr. Christenson who shares with his wife voting and investment power.

(7) Includes 50,954 shares owned by Mr. Nielson who shares with his wife voting and investment power and 200 shares in which his wife has sole voting and investment power.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the "Executive Officers") for services rendered to the Company in all capacities during the fiscal year ended December 31, 1999, the nine month period ended December 31, 1998 (the "Transition Period 1998" or "1998T") and the fiscal year ended March 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                        ANNUAL           --------------------------------------
                                                    COMPENSATION(4)      RESTRICTED
                                                 ---------------------     STOCK      SECURITIES    ALL OTHER
                                                  SALARY       BONUS       AWARDS     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION          PERIOD(1)    ($)(2)      ($)(3)       ($)(5)     OPTIONS(#)      ($)(6)
---------------------------          ---------   ---------   ---------   ----------   ----------   ------------
Frank J. Fertitta III..............     1999     1,236,539   1,750,000   3,440,625     150,000       252,348
  Chairman of the Board,                1998T      765,962     790,000          --     250,000       271,647
  President and Chief Executive         1998     1,000,000     750,000          --     160,000       293,313
  Officer
Glenn C. Christenson...............     1999       611,385     700,000   1,146,875      50,000       270,814
  Executive Vice President,             1998T      409,965     325,000          --     150,000       237,937
    Chief Financial Officer,            1998       472,885     321,000          --     180,000       284,861
    Chief Administrative Officer
    and Treasurer
Scott M Nielson....................     1999       474,500     550,000     917,500      40,000       177,625
Executive Vice President,               1998T      302,025     260,000          --     100,000        99,079
  General Counsel and                   1998       380,385     240,000          --     130,000       155,137
  Secretary
Blake L. Sartini...................     1999       606,462     700,000   1,146,875      50,000       162,491
  Executive Vice President              1998T      398,300     325,000          --     150,000       137,678
    and Chief Operating                 1998       446,923     312,000          --     110,000       165,240
    Officer
William W. Warner..................     1999       358,653     375,000          --      25,000        74,228
  Vice President of Finance(7)          1998T      199,616     150,000          --      50,000        58,767
                                        1998       206,250     150,000          --     100,000         8,205

--------------------------

(1) On November 6, 1998, the Company filed a Form 8-K announcing its change in fiscal year end from March 31 of each year to December 31 of each year. This change is effective for the Transition Period 1998.

(2) For the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31, 1998, amounts include salary deferred under the Company's Deferred Compensation Plan of $0, $43,462, and $34,615 for Mr. Fertitta, $177,444, $105,775, and $75,298 for Mr. Christenson, $0, $0 and
    $25,961 for Mr. Nielson and $35,865, $19,135 and $12,596 for Mr. Warner (a
    portion of the amounts for the fiscal year ended March 31, 1998 for Mr. Warner, were deferred under the Company's Deferred Compensation Plan for Management Employees).

(3) Amounts shown are the bonus amounts earned for the fiscal years without consideration as to the year of payment. For the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31, 1998 amounts include bonuses deferred under the Company Deferred Compensation Plan of $600,000, $320,288 and $0 for Mr. Christenson, $275,000, $250,000 and $0 for Mr. Nielson, and $37,500, $15,000 and $15,000
    for Mr. Warner.

(4) For the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31, 1998, Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported. The Company provides certain perquisites, including certain personal services, to the named executive officers.

(5) As of December 31, 1999, the total number of shares of restricted stock held by Messrs. Fertitta, Christenson, Nielson, and Sartini, and the value of such shares as of the close of trading on such date, was 150,000, 50,000, 40,000, and 50,000, and $3,365,625, $1,121,875, $897,500, and $1,121,875,
    respectively.

(6) These amounts represent premiums for life and disability insurance policies provided by the Company and the Company's matching contribution to the Executive Officers' Deferred Compensation Plan for the Executive's account, and for Mr. Warner, the Company's matching contributions to Mr. Warner's 401(k) and Management Employee's Deferred Compensation Plan accounts. For the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31, 1998 these amounts include "split-dollar" life insurance premiums for Messrs. Fertitta, Christenson, Nielson, Sartini and Warner. The policy premiums will be returned to the Company through the cash surrender value upon termination of the agreement or in the form of death benefit proceeds.

(7) In September 1997, the Company replaced certain outstanding options to purchase Common Stock, including those of Mr. Warner. The Company replaced 27,055 of Mr. Warner's options which carried exercise prices ranging from $12.00 to $14.625 with options carrying an exercise price of $7.50.

OPTIONS GRANTED IN FISCAL 1999

    The following table provides information related to options to purchase Common Stock granted to the Executive Officers during the fiscal year ended December 31, 1999 and the number and value of such options held as of the end of such fiscal year. For the last fiscal year the Company did not grant any SARs.

                          OPTION GRANTS IN FISCAL 1999

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                            NUMBER OF                                                   AT ASSUMED ANNUAL RATES
                            SECURITIES                                                      OF STOCK PRICE
                            UNDERLYING     % OF TOTAL                                   APPRECIATION OPTION FOR
                             OPTIONS     OPTIONS GRANTED   EXERCISE OR                        OPTION TERM
                             GRANTED     TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
NAME                          (#)(1)       FISCAL 1999      ($/SHARE)       DATE         5 %($)         10%($)
----                        ----------   ---------------   -----------   ----------   ------------   ------------
Frank J. Fertitta III.....   150,000          22.6            22.94      12/7/2009     2,163,795      5,483,490
Glenn C. Christenson......    50,000           7.5            22.94      12/7/2009       721,265      1,827,830
Scott M Nielson...........    40,000           6.0            22.94      12/7/2009       577,012      1,462,264
Blake L. Sartini..........    50,000           7.5            22.94      12/7/2009       721,265      1,827,830
William W. Warner.........    25,000           3.8            22.94      12/7/2009       360,633        913,915

------------------------

(1) Executive Officers receive options pursuant to the Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators (as defined herein), subject to certain limitations.

FISCAL 1999 OPTION VALUES

    The following table provides information related to options to purchase Common Stock held by the Executive Officers at the end of the fiscal year ended December 31, 1999. None of the Executive Officers exercised options to purchase Common Stock during the fiscal year ended December 31, 1999.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND
                       THE FISCAL YEAR 1999 OPTION VALUES

                                               NUMBER OF SECURITIES
                                              UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                    OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                               DECEMBER 31, 1999(#)            DECEMBER 31, 1999($)(1)
                                            ---------------------------      ---------------------------
NAME                                        EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                                        -----------   -------------      -----------   -------------
Frank J. Fertitta III.....................   2,073,821       467,206         12,503,307      4,517,473
Glenn C. Christenson......................     307,342       312,371          3,473,737      3,631,366
Scott M Nielson...........................     233,968       221,255          2,626,626      2,513,618
Blake L. Sartini..........................     657,750       243,813          4,885,297      2,796,336
William W. Warner.........................      10,000       165,000            155,625      2,116,250

------------------------

(1) Options are "in-the-money" if, on December 31, 1999, the market price of the Common Stock ($22.44) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on December 31, 1999, and the aggregate exercise price of such options.

EMPLOYMENT AGREEMENTS

    The Company and each of Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson, Blake L. Sartini and William W. Warner entered into employment agreements, dated as of December 1, 1999 (the "Employment Agreements"). Pursuant to the terms of the Employment Agreements, Mr. Fertitta has agreed to serve as the President, Chief Executive Officer and Chairman of the Board; Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company; Mr. Nielson has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company; Mr. Sartini has agreed to serve as Executive Vice President and Chief Operating Officer of the Company; and Mr. Warner has agreed to serve as Vice President of Finance. Each of the Employment Agreements terminates on November 30, 2004, but is subject to automatic 5-year extensions unless the Company or the Executive Officer who is party thereto gives notice at least one year prior to the end of the then-current term or unless the Employment Agreement is otherwise terminated pursuant to the terms of such agreement. The Employment Agreements provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company.
Mr. Fertitta's Employment Agreement does not prohibit Mr. Fertitta from engaging in any business or assisting any other entity in competition with the Company during the term of his employment or at any time thereafter.

    Each Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus in an amount determined based on achievement of predetermined goals set by the Human Resources Committee of the Board, and the inclusion of the Executive Officer in all benefit plans and programs of the Company made available to the Company's Executive Officers or salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, long-term disability, vacations and holidays. The Executive Officers' current annual base salaries under the Employment Agreements are as follows: $1,250,000 for Mr. Fertitta, $600,000 for Mr. Christenson, $475,000 for Mr. Nielson, $600,000 for Mr. Sartini and $375,000 for Mr. Warner. The Executive Officers are also entitled to certain other benefits and perquisites in addition to those made available to Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Mr. Fertitta, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Christenson, Nielson, Sartini and Warner, participation in the Company's Special Long-Term Disability Plan and supplemental life insurance in the following amounts: not less than $30 million aggregate coverage for Mr. Fertitta, $7.5 million for Mr. Christenson, $7.5 million for Mr. Nielson, $5.5 million for Mr. Sartini and $4 million for Mr. Warner. Each of the Executive Officers is also entitled to 4 weeks vacation per year, reimbursement for membership in a country club, luncheon club and physical fitness program of Executive's choice, and reimbursement for legal fees to have the Employment Agreement reviewed, and in the case of Mr. Fertitta, an automobile. Mr. Christenson, Mr. Nielson, Mr. Sartini and Mr. Warner also participate in the Company's Long-Term Stay-On Performance Incentive Plan.

    In the event that an Executive Officer's employment is terminated as a result of his death or Disability (as defined in his Employment Agreement), the Executive Officer or his legal representative will receive, among other payments, all salary due to the Executive Officer under his Employment Agreement as of the date of his death or Disability, and, in the case of Mr. Fertitta, his then current salary for 24 months. In addition, each Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated bonus for the year of death or Disability, plus, in the event of death, payment of any deferred compensation, and, in the event of Disability, immediate vesting of any deferred compensation or bonuses, and in the case of Mr. Fertitta, immediate vesting of restricted stock and unvested stock options and continuation of health and welfare benefits for 60 months. In the event an Executive Officer's employment is terminated without Cause (as defined in his Employment Agreement), other than due to death or Disability, prior to a Change in Control (as defined in his Employment Agreement), the Executive Officer will receive, among other payments, a payment equal to three times 160% of such Executive Officer's base salary, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts. In the event of Mr. Fertitta's termination without Cause or for Good Reason (as defined in Mr. Fertitta's Employment Agreement) prior to a Change in Control, he will receive five times 175% of his base salary, regardless of whether he engages in competitive activities. If the Executive Officers are terminated without cause, other than due to death or Disability prior to a Change in Control, they will also receive any bonus awarded but not yet paid, any deferred compensation, 180 days to exercise all vested options, expense reimbursement and continuation for 18 months of health and welfare benefits at the level in effect at the time of termination of employment. If Mr. Fertitta is terminated without Cause or for good reason prior to a Change in Control, he will receive any bonus awarded but not yet paid, any deferred compensation, continuation of health and welfare benefits for 60 months and immediate vesting of all restricted stock and unvested stock options awards and the ability to exercise the vested options for the remaining term.

    Immediately upon the occurrence of a Change in Control, without regard to continued employment or termination thereof, each Executive Officer, with the exception of Mr. Fertitta, will receive a payment equal to three times 160% of his base salary. Under such circumstances, Mr. Fertitta will receive a payment of three times 175% of his base salary, minimum salary increases of at least 5%, annual bonuses of at least 75% of base salary, immediate vesting of all benefits, immediate eligibility for retirement and continued funding of insurance policies. Additionally, in the event the termination of the employment of any Executive Officer, except Mr. Fertitta, following a Change in Control, either by the Company for any reason other than for Cause or by the Executive Officer for Good Reason (as defined in the applicable Employment Agreement), the Executive Officer will be entitled to, among other payments, an amount of cash equal to the greater of five times 160% of his base salary at the time of the Change in Control or at the time of termination, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts, immediate vesting of unrestricted stock, immediate vesting of any stock options and/or stock appreciation rights, which will continue to be exercisable until the earlier of five years and the remaining term of such stock options and stock appreciation rights as set forth in the agreement granting such options or appreciation rights, immediate vesting and cash-out of any phantom stock, immediate vesting and payout of shares awarded under the Long-Term Stay-On Performance Incentive Plan, immediate vesting of the Executive Officer's supplemental retirement benefits as set forth in the Executive

Officer's Supplemental Management Retirement Benefits Plan, continuation of funding for split life insurance policy, and continuation of group medical insurance for 18 months. In the event that Mr. Fertitta's employment is terminated following a Change in Control, either by the Company for any reason other than for Cause or by Mr. Fertitta for Good Reason (as defined in Mr. Fertitta's Employment Agreement), Mr. Fertitta will be entitled to the greater of (i) five times 175% of his Base Salary at the time of the Change in Control or (ii) five times 175% of his Base Salary at the time of termination, continuation of all employee benefits and perquisites for five years. Under such circumstances, Mr. Fertitta will also be entitled to an additional amount which, after the payment of federal, state and local income taxes attributable to such additional amount, equals the positive difference, if any, of (i) $20 million, minus (ii) the product of (A) five times 175% of his Base Salary, plus three times 175% of his Base Salary, plus an amount equal to the greater of (x) five times 175% of his Base Salary at the time of the Change in Control or (y) five times 175% of his Base Salary at the time of termination of his employment, multiplied by (B) the difference of one, minus Mr. Fertitta's combined marginal income tax rate.

    If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive Officer in connection with a Change in Control or the termination of the Executive Officer's employment following a Change in Control, will be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the Executive Officer an additional amount such that, after payment by the Executive of all taxes, the Executive retains an amount of such additional payment equal to the excise tax imposed on such payments and benefits paid or payable or received or to be received.

STOCK COMPENSATION PROGRAM

    The Company has adopted the Stock Compensation Program which includes (i) an Incentive Stock Option Plan under which incentive stock options are granted,
(ii) a Nonqualified Stock Option Plan under which nonqualified stock options are granted, (iii) a Restricted Shares Plan under which restricted shares of Common Stock are granted and (iv) a Nonemployee Directors Stock Option Plan under which nonemployee directors are granted nonqualified stock options. Officers, key employees, directors (whether employees or nonemployees) and independent contractors or consultants of the Company or its Subsidiaries are eligible to participate in the Nonqualified Stock Option Plan and the Restricted Shares Plan. Only employees of the Company and its Subsidiaries, however, are eligible to participate in the Incentive Stock Option Plan. Only nonemployee directors are eligible to participate in the Nonemployee Directors Stock Option Plan.

    The Stock Compensation Program is administered by a committee of at least two nonemployee directors (as defined in Rule 16b-3 of the Exchange Act (the "Program Administrators")) appointed by the Board of Directors. Subject to the provisions of the Stock Compensation Program, the Program Administrators have sole authority, in their absolute discretion to determine, except with regard to awards under the Nonemployee Directors Plan: (a) the individuals to whom options and restricted shares shall be granted under the Program; (b) the time or times at which the options and restricted shares may be granted under the Program; (c) the number of shares subject to each option and restricted share, the option price and the duration of each option granted under the Program; and (d) all of the other terms and conditions of options and restricted shares granted under the Stock Compensation Program.

    Under the Nonemployee Directors Plan, each nonemployee director receives options to acquire shares of Common Stock pursuant to the following formula: (a) 10,000 shares of Common Stock upon the effective date of his or her initial appointment to serve as a member of the Board of Directors and (b) an additional 2,500 shares of Common Stock (which was increased to 5,000 shares of Common Stock in January 2000) upon each anniversary of such date if the nonemployee director is a member of the Board of Directors on such anniversary. Nonemployee directors are also eligible for discretionary option grants. The options are exercisable immediately and will expire on the tenth anniversary of the grant. The exercise price of the options is the fair market value of the shares at the time of the grant of the option.

    A maximum of 10,807,000 shares of Common Stock have been reserved for issuance under the Stock Compensation Program. As of December 31, 1999, options to purchase an aggregate of 6,605,662 shares of Common Stock under the Program were outstanding, 3,768,443 of which were exercisable as of such date. The Stock Compensation Program will terminate on June 1, 2003, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Stock Compensation Program after such date.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Table I below sets forth the total benefits payable to the Chief Executive Officer as the sole participant in the Supplemental Executive Retirement Plan (the "SERP"). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP.

                                    TABLE I*

                                                                 10 OR MORE
REMUNERATION($)                                               YEARS OF SERVICE
---------------                                               ----------------
1,250,000...................................................        625,000
1,275,000...................................................        637,500
1,300,000...................................................        650,000
1,325,000...................................................        662,500
1,350,000...................................................        675,000
1,375,000...................................................        687,500
1,400,000...................................................        700,000

------------------------

*   Assumes normal retirement

    The SERP, which went into effect on November 30, 1994, is a defined benefit plan that covers only the Chief Executive Officer of the Company. The SERP provides a monthly supplemental retirement benefit (the "SERP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer's final annual compensation, as determined under the SERP (equal to the amount reported as annual salary in the Summary Compensation Table). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP, which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts listed in Table I are not currently subject to any deductions for social security because the Company currently has no other defined benefit plans. The Chief Executive Officer will become vested in accrued SERP SRBs upon the later of (a) the attainment of age 45 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SERP) occurs, the Chief Executive Officer will become fully vested in the SERP SRB.

    The SERP SRB is payable upon the later of the date on which the Chief Executive Officer attains age 55 or the Chief Executive Officer's termination of employment. Alternatively, the Chief Executive Officer may elect to commence receiving the SERP SRB upon the later of the date on which the Chief Executive Officer attains age 45 or the Chief Executive Officer's termination of employment. In the event of such an early retirement election, the SERP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Chief Executive Officer is less than age 55.

    The SERP SRB payments will be made for no less than 15 years after the date on which the Chief Executive Officer begins to receive payments. If the Chief Executive Officer dies after the Chief Executive Officer becomes vested and prior to the date on which the Chief Executive Officer begins to receive SERP SRB payments, the Company will pay a survivors benefit to the Chief Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Chief Executive Officer had commenced receiving the SERP SRB at age 55 in the form of a joint and 50% survivor annuity. The Company has no duty to set aside or invest any amounts under or in respect of the SERP. As of December 31, 1999, Frank J. Fertitta III had five years of credited service under the SERP.

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

    Table II below sets forth the total benefits payable to Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors to participate in the Company's Supplemental Management Retirement Plan (the "SMRP"). Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP.

                                   TABLE II*

                                                                 10 OR MORE
REMUNERATION($)                                               YEARS OF SERVICE
---------------                                               ----------------
350,000.....................................................       140,000
400,000.....................................................       160,000
450,000.....................................................       180,000
500,000.....................................................       200,000
550,000.....................................................       220,000
600,000.....................................................       240,000
650,000.....................................................       260,000
700,000.....................................................       280,000
750,000.....................................................       300,000

------------------------

*   Assumes normal retirement

    The SMRP, which went into effect on November 30, 1994, is a defined benefit plan for the Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors. The SMRP provides a monthly supplemental retirement benefit (the "SMRP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer's final annual compensation, as determined under the SMRP (equal to the amount reported as annual salary in the Summary Compensation Table), which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts shown in Table II are not currently subject to any deductions for social security or other offset amounts because the Company currently has no other defined benefit plans. The Executive Officer will become vested in the accrued SMRP SRBs upon the later of
(a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SMRP SRB.

    The SMRP SRB is payable upon the later of the date on which the Executive Officer attains age 60 or the Executive Officer's termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SMRP SRB upon the later of the date on which the Executive Officer attains age 55 or the Executive Officer's termination of employment. In the event of such an early retirement election, the SMRP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

    The SMRP SRB payments will be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SMRP SRB payments, the Company will pay a survivor's benefit to the Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SMRP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty whatsoever to set aside or invest any amounts under or in respect to the SMRP. As of December 31, 1999 Messrs. Glenn C. Christenson, Scott M Nielson and Blake L. Sartini have five years of service credited under the SMRP and William W. Warner has three years of credited service.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

    The Deferred Compensation Plan For Executives (the "DCPE"), in effect as of November 30, 1994, is a deferred compensation plan for Executive Officers whose base salaries are at a rate in excess of the amount specified in Section 401(a)(17) of the Code, and who are selected for participation by the Human Resources Committee of the Board of Directors. Executive Officers may defer up to 50% of their regular base salary and 100% of any special and/or discretionary bonuses. The Company has agreed to match 100% of the first 10% of any base salary and bonus deferred under the plan, pursuant to retroactive modifications of the DCPE adopted by the Company on March 15, 1996. Additionally, the Company may, in its sole discretion, credit supplemental contributions to an Executive Officer's account. Earnings on deferrals are required to equal the greater of
(i) the return on Common Stock or (ii) an instrument paying 4% interest per annum. Each participant's deferred compensation account will be adjusted at the end of the plan year to reflect earnings and the account balance will be reinvested for the next plan year. An Executive Officer's accrued balance in a deferred compensation account will be fully vested at all times. The accrued balance in an Executive Officer's matching and supplemental contributions account will vest 20% each year and will be fully vested after five years of continuous service. If a Change in Control (as defined in the DCPE) occurs, the Executive Officer's accrued balance in the Matching Contributions Account and the Supplemental Contributions Account (both as defined in the DCPE) become fully vested as of the date of any such Change in Control. Vested accrued balances shall be paid in shares of Common Stock within 15 days of the termination of employment. If the Executive Officer is terminated for any reason (other than death) prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts shall be paid in shares of Common Stock. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

SPECIAL LONG-TERM DISABILITY PLAN

    The Special Long-Term Disability Plan provides disability benefits equal to a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant's employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other disability plans sponsored by the Company, if any. Benefits begin on the first day of the second month succeeding the month in which the participant's termination of employment due to disability occurs. Individuals eligible to participate in the plan consist of the Executive Officers as chosen by the Human Resources Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Human Resources Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Each of the Executive Officers is a participant in this plan.

LONG-TERM STAY-ON PERFORMANCE INCENTIVE PLAN

    The Long-Term Stay-On Performance Incentive Plan, as amended as of June 19, 1997, will pay $1,000,000 to each of Messrs. Christenson, Nielson and Sartini for continuous employment by all three Executive Officers through March 31, 2001. Failure by any such Executive Officer, for any reason, to complete the length of service specified will result in the forfeiture of such Executive Officers' award and will reduce each of the remaining two Executive Officers' awards by 25%. The award will be issued on April 1, 2001 in shares of Common Stock, valued at the award date, if available, or otherwise in cash. The award will be restricted from April 1, 2001 through April 1, 2004 (the "Restriction Period"). Each Executive Officer must continue in employment during the Restriction Period to receive the full amount of his award. The award becomes unrestricted as follows: (1) 50% of the total number of shares on April 1, 2003 and (2) 50% of the total number of shares on April 1, 2004. Termination of employment, for any reason during the Restriction Period, will result in forfeiture of any remaining restricted shares of the Company. In April 1999, a Long-Term Stay-On Performance Incentive Plan was entered into which will pay $500,000 to Mr. Warner for continuous employment through April 1, 2006. One-half of the payment will be paid on April 1, 2003 and the remaining half will be paid on April 1, 2006. Termination of employment, will forfeit any and all rights to the payments.

SPLIT-DOLLAR INSURANCE PROGRAM

    In August 1995, split-dollar life insurance agreements were entered into for the Chief Executive Officer and the Executive Officers other than Mr. Warner. A policy was entered into for Mr. Warner in April 1998. Under the terms of the policies, the Company will pay the premiums for such life insurance policies and the Company will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to the beneficiary as named by the Executive Officer. The face value of each Executive Officer's individual policy and second-to-die policy is as follows: $10 million and $30 million for Mr. Fertitta, $7.5 million and $0 for Mr. Christenson, $7.5 million and $0 for Mr. Nielson, $5.5 million and $10 million for Mr. Sartini and $4.0 million and $0 for Mr. Warner.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles eliminate liability of its directors and officers for damages for breach of fiduciary duty as directors and officers, except to the extent otherwise required by the NRS and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of the law.

    Sections 78.7502 and 78.751 of Chapter 78 of the NRS and the Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

    Section 78.752 of Chapter 78 of the NRS and the Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has entered into indemnification agreements (the "Indemnification Agreements") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and
(ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

                        REPORT ON EXECUTIVE COMPENSATION

    This report is provided by the Human Resources Committee of the Board of Directors to assist stockholders in understanding the Company's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Human Resources Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with the Company's business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND OBJECTIVES(1)

    The Human Resources Committee's primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement its strategy. The Human Resources Committee sets compensation policies to account for continued significant growth and to retain highly talented, motivated individuals with a long-term vision for the Company. The Human Resources Committee also seeks to align the financial interest of the Company's executives with that of its stockholders. The Human Resources Committee believes to achieve this goal a significant portion of the Company's executives' compensation should be "at risk" and tied to the achievement of annual and long-term corporate performance criteria. The Human Resources Committee retains an outside consultant to assist with the design, implementation and communication of its compensation program.

BASE SALARY

    Base salaries are reviewed annually and may be adjusted based on an evaluation of the executive's performance in conjunction with a review of compensation normally received by other individuals holding similar positions at other organizations with similar revenues and scope of business. For the fiscal year ended December 31, 1999, the Human Resources Committee identified a group of similar casino and gaming companies that it believes are the Company's competition for executive level employees. As part of its strategy to attract and retain high quality executive employees, the Human Resources Committee has established a policy to pay executive base salaries between the 50th and 75th percentile of the range of the base salaries paid by these similar casino and gaming companies. Actual salaries are determined based upon an assessment of the individual's contribution and value to the organization and the competitive market for that position.

ANNUAL INCENTIVES

    The Human Resources Committee also sets executive compensation in a manner designed to make it dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Human Resources Committee has made a portion of an executive's compensation dependent upon the annual and long-term performance of the Company.

    Annual incentive awards for the fiscal year 1999 performance were based upon the Company's performance and assessments of the individual executive's contribution to the success of the Company during the fiscal year 1999. The Human Resources Committee targeted total cash compensation paid to the Company's executives to be between the 50th and 75th percentile of that paid by its competitors for executive level employees. Actual annual incentive payouts were adjusted for the Company's performance and the individual's contribution during the performance period.

------------------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, the Report on Executive Compensation shall not be incorporated by reference in any such filings.

    Executives participate in an annual incentive plan administered by the Human Resources Committee that was implemented on April 1, 1994. This plan makes a portion of the participant's compensation dependent upon the annual performance of the Company and also has a component to reward the individual for superior performance in the event targets are not met, but the individual's performance has been exemplary. The purpose of this plan is to focus each executive on the attainment of financial objectives that the Human Resources Committee believes are primary determinants of the Company's share price over time. Each year, specific cash flow and earnings per share goals are approved by the Human Resources Committee under the plan. To ensure that the award amounts under the plan are competitive, target award amounts are set at the beginning of each performance period for each executive based upon the 50th percentile of comparable award amounts paid by the Company's competitors for executive employees. The amount of the target award is determined by comparison of actual earnings before interest, taxes, depreciation and amortization (EBITDA) less maintenance capital expenditures versus the goal EBITDA less maintenance capital expenditures. The actual award may vary from zero to 233% of the target award. The Human Resources Committee has retained the ability to award a discretionary bonus.

LONG-TERM INCENTIVES

    The Company has provided stock-based incentives to its officers since its inception. The Human Resources Committee attempts to give the Company's executives a stake in the long-term success of the business, and to pay a considerable portion of the Company's executives total compensation in stock, to give the executive a long-term stake in the business and to align the executive's interests with those of the Company's stockholders. These grants of stock options and restricted stock align the executive's interests with the stockholder's interests as the size of the executive's reward is dependent on the Company's stock performance. Grants made to the Company's executives approximate the 75th percentile of expected grant values for those companies that the Human Resources Committee has identified as the Company's competition for executive level employees, with the value of any awards estimated using the Black-Scholes valuation model. Awards have generally been granted with a vesting schedule of 20% of the award each anniversary from the date of grant until fully vested. The restricted shares granted in the fiscal year ended December 31, 1999 were granted with a vesting schedule of 10% of the award each anniversary from the date of grant until fully vested.

OTHER EXECUTIVE PROGRAMS

    The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control contracts. The details of these programs are explained under the "Executive Compensation" section of this proxy statement.

1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The same philosophies described above for each executive position were used by the Human Resources Committee to determine the compensation for the Chairman of the Board, President, and Chief Executive Officer, Mr. Frank J. Fertitta III.

THE CHIEF EXECUTIVE OFFICER'S 1999 BASE SALARY

    The Human Resources Committee established Mr. Fertitta's annual base salary for the fiscal year 1999 based upon a review of compensation by casino and gaming companies identified as having similar revenues and scope of operations together with an evaluation of the Company's results in fiscal year 1999. Mr. Fertitta's annual base salary was increased during the fiscal year 1999 from $1,050,000 to $1,250,000.

THE CHIEF EXECUTIVE OFFICER'S 1999 ANNUAL INCENTIVE

    The annual incentive earned by the Chief Executive Officer for the fiscal year 1999 performance was $1,750,000. This annual incentive award reflects the Company's performance and the Chief Executive Officer's individual contribution to the Company as evaluated by the Human Resources Committee for the year.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

    Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million in any taxable year, effective for compensation paid after 1993. The Human Resources Committee believes that there will be approximately $2.9 million of non-deductible compensation in the fiscal year 1999. While the Human Resources Committee is mindful of the provisions of
Section 162(m), the Human Resources Committee does not allow Section 162(m) to drive compensation decisions.

                                          Respectfully Submitted,
                                          Station Casinos, Inc.
                                          Human Resources Committee
                                          R. Hal Dean, Chairman
                                          Lowell H. Lebermann, Jr.
                                          Richard J. Heckmann

                           STOCK PERFORMANCE GRAPH(2)

    The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of a new peer group with comparable market capitalization and an old peer group. A new peer group was selected as certain companies in the old peer group from the prior year have been acquired and, as a result, are no longer reflected in the cumulative total return of the old peer group. The new peer group consists of Ameristar Casinos, Inc., Argosy Gaming Co., Aztar Corp., Boyd Gaming Corp., Harrah's Entertainment, Inc., Hollywood Park, Inc., Isle of Capri Casinos, Inc., Mandalay Resort Group, MGM Grand, Inc., Mirage Resorts, Inc., and Park Place Entertainment Corp. The old peer group consisted of Ameristar Casinos, Inc., Argosy Gaming Corp., Aztar Corp., Boyd Gaming Corp., Hollywood Casino Corp., Jackpot Enterprises, Inc., Mandalay Resort Group, and President Casinos, Inc. The performance graph assumes that $100 was invested on March 31, 1995 in each of the Common Stock, common stock of the selected peer group, and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

               COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN(*)
                AMONG STATION CASINOS, INC., THE S&P 500 INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
              STATION         NEW         OLD
         CASINOS, INC  PEER GROUP  PEER GROUP  S & P 500
3/95           100.00      100.00      100.00     100.00
3/96           101.09      105.60       93.67     132.11
3/97            70.65       84.47       69.09     158.30
3/98           128.26       91.14       62.96     234.27
12/98           71.20       57.79       33.87     264.35
12/99          195.11       95.84       66.54     319.98

*   $100 INVESTED ON 3/31/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF
    DIVIDENDS.

(2) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BOULDER STATION LEASE

    Boulder Station is situated on approximately 46 acres located on the east side of Las Vegas, Nevada. The Company owns 19 acres and leases the remaining 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America National Trust and Savings Association ("Bank of America NT&SA") and the beneficiary of which is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2008. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company did not exercise its June 1998 option. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

TEXAS STATION LEASE

    Texas Station is situated on approximately 47 acres located in North Las Vegas, Nevada. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc., an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $150,000 through June 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. Pursuant to the ground lease, the lessor will have a right to put the land to the Company, exercisable no later than one year after the first to occur of (a) a change of control (as defined in the lease), or (b) delivery of written notice that such a change of control is anticipated, at a purchase price equal to fair market value as determined by negotiation. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

GORDON BIERSCH BREWING COMPANY

    The Company owns a 50% interest in Town Center Amusements, Inc., a Limited Liability Company, a Nevada limited liability company, doing business as Barley's Casino & Brewing Company ("Barley's"), which operates a casino and brew pub located in southeast Las Vegas. Barley's commenced operations in January 1996. Barley's had entered into a consulting agreement with Gordon Biersch Brewing Company ("Gordon Biersch"). Frank J. Fertitta III, Blake L. and Delise
F. Sartini and Lorenzo J. Fertitta collectively owned a 15.7% interest in Gordon Biersch. The Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust dated June 17, 1989 (the "Fertitta Trust") owned another 21.0% interest and trusts for the children of the above named individuals collectively owned a 7.9% interest in Gordon Biersch. The consulting agreement required Barley's to pay Gordon Biersch $25 for each barrel of beer brewed. The consulting agreement with Gordon Biersch ended in January 1999. Barley's paid Gordon Biersch approximately $19,000 and $45,000 during the fiscal year ended December 31, 1999 and the Transition Period 1998, respectively. In addition Gordon Biersch was a tenant at Sunset Station until March 1998. Gordon Biersch paid monthly rental amounts of $13,395 under the lease at Sunset Station. During the fiscal year ended December 31, 1999, the Company paid $575,000 to purchase the assets of Gordon Biersch previously located at Sunset Station. All Gordon Biersch restaurant locations were sold in December 1999 to an unaffiliated company.

DIRECTORS

    The Company employs Delise F. Sartini as Vice President of Community Affairs at Palace Station. During the fiscal year ended December 31, 1999 and the Transition Period 1998, the Company paid salary to Delise F. Sartini of $69,525 and $48,872, respectively.

    In February 1999, the Company entered into a consulting agreement with Lorenzo J. Fertitta to provide financial and strategic advisory services to the Company. The consulting agreement is for a term of five years and provides for an annual fee of $240,000, payable in equal monthly installments and monthly premium payments necessary to maintain $15 million in term life insurance coverage. Under the provisions of his consulting services agreement, Mr. Fertitta was granted 100,000 options to purchase the Company's Common Stock at $7.88 in December 1998 and 50,000 options to purchase the Company's Common Stock at $22.94 in December 1999.

TRAVELSCAPE.COM, INC.

    The Company has maintained a wholesale travel agent contract to provide varying amounts of hotel rooms to Las Vegas Reservation Systems since 1993. The Company received hotel revenue of approximately $345,431 and $145,378 during the fiscal year ended December 31, 1999 and the Transition Period 1998, respectively from Las Vegas Reservation Systems. Zucchero, LLC, a Nevada limited liability company, beneficially owned by the Fertitta Trust, Frank J. Fertitta, III, Blake
L. Sartini and Lorenzo J. Fertitta currently holds a 10% investment in Travelscape.com, Inc. which is an affiliate of Las Vegas Reservation Systems. Lorenzo J. Fertitta is a director of Travelscape.com, Inc.

                                    ITEM II
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP ("AA") to serve as the Company's independent public accountants to audit the financial statements of the Company for the 2000 fiscal year. AA has served as the Company's independent public accountants since fiscal year 1991. A representative of AA will attend the Annual Meeting and will be given an opportunity to make a statement and will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2000.

    Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote FOR the selected accountants.

                                    ITEM III
                 PROPOSED APPROVAL OF THE STATION CASINOS, INC.
                       SENIOR EXECUTIVE ANNUAL BONUS PLAN

    The Board of Directors of the Company has adopted the Senior Executive Annual Bonus Plan (the "Plan"), subject to approval by shareholders. The Board recommends that shareholders approve the Plan at the Annual Meeting. Shareholder approval is requested to ensure that annual incentive awards paid to senior executives will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A summary of the principal features of the Plan is set forth below.

    A general description of the basic features of the Plan is set forth below. Such description is qualified in its entirety by reference to the full text of the Plan, as set forth in Appendix A to this Proxy Statement.

    Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid, or accrued with respect, to certain "covered employees" (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as "qualified performance-based compensation" is not subject to the $1 million deduction limit. In order for compensation to qualify as "qualified performance-based compensation" for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by shareholders. Payment of any awards pursuant to the Plan is contingent on shareholder approval of the Plan. If such approval is not obtained, no awards will be paid under this Plan.

    The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company. Under the Plan, the Human Resources Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of "outside directors" within the meaning of Section 162(m) of the Code (the "Committee"), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

    No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

    The maximum amount of compensation that may be paid under the Plan to any participant for any year is $6 million.

    Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or individual property level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of revenues, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total shareholder return, market valuation, cash flow, earnings before interest, taxes, depreciation and amortization, capital expenditures and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any of the foregoing criteria may apply to a participant's award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

    Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death, disability or retirement during a year, in which case a prorated award may be paid after the close of the year. If a participant's employment terminates for any reason other than death, disability or retirement during a year, any award for such year will be forfeited.

    All payments pursuant to the Plan are to be made in cash, only after the Committee certifies that the performance goals for the year have been satisfied.

    The Plan is in effect for the fiscal year commencing January 1, 2000 and will continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may terminate the Plan without shareholder approval at any time.

    Approval of the Plan requires the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. A copy of the Plan is attached as Appendix A.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL.

    Unless a contrary indicator is made on the enclosed proxy card, it is the intention of the persons named to vote FOR approval.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, if any, that may be considered for inclusion in the Company's proxy materials for the fiscal 2000 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than December 1, 2000.

                                                                      APPENDIX A

                             STATION CASINOS, INC.
                       SENIOR EXECUTIVE ANNUAL BONUS PLAN

    1. PURPOSE This annual incentive plan (the "Plan") is applicable to those employees of Station Casinos, Inc. (the "Company") and its subsidiaries who are executive officers of the Company ("Covered Employees"), including members of the Board of Directors who are such employees.

    The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

    2. ELIGIBILITY All Covered Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the fiscal year of the Company (or no later than such earlier or later date as may be the applicable deadline (the "Determination Date") for the establishment of performance goals permitting the compensation payable to such Covered Employee for such year hereunder to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e).

    3. ADMINISTRATION The Plan shall be administered by the Human Resources Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board (the Human Resources Committee of the Board or such other committee, the "Committee"). The Committee shall be comprised exclusively of members of the Board who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein, (a) to select employees to participate herein;
(b) to establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan's administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

    4. ESTABLISHMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES No later than the Determination Date for each year, the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant's employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each participant. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A).

    No later than the Determination Date for each year, the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or individual property level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of revenues, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, earnings before interest, taxes, depreciation and amortization, capital expenditures and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

    5. MAXIMUM AWARD The maximum amount of compensation that may be paid under the Plan to any participant for any year is $6 million.

    6. ATTAINMENT OF PERFORMANCE GOALS REQUIRED Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent upon the participant remaining employed by the Company or a subsidiary of the Company during such year. In the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee) during the Plan year, an award shall be payable under this Plan to the participant or the participant's estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

    7. SHAREHOLDER APPROVAL AND COMMITTEE CERTIFICATION CONTINGENCIES; PAYMENT OF ANY AWARDS Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) at the annual meeting of shareholders held in 2000. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable treasury regulations under Code
Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

    To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable year of the Company commencing on and after 5th anniversary of initial shareholder approval.

    8. AMENDMENT, TERMINATION AND TERM OF PLAN The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

    9. INTERPRETATION AND CONSTRUCTION Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

    10. GOVERNING LAW The terms of this Plan shall be governed by the laws of the State of Nevada, without reference to the conflicts of laws principles thereof.

 TO BE COMPLETED BY HOLDERS OF STATION COMMON STOCK, PAR VALUE $0.01 PER SHARE
                             STATION CASINOS, INC.
                2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89102

    The undersigned hereby appoints FRANK J. FERTITTA III and SCOTT M NIELSON, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting (the "Meeting") of stockholders of Station Casinos, Inc. (the "Company") to be held May 23, 2000 at 10:00 a.m. local time at Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada and/or at any adjournment of the Meeting, in the manner indicated below; all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the Meeting, receipt of which is hereby acknowledged.

    THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

(1) To elect two directors to serve until the 2003 annual meeting of the Company and until their respective successors have been duly elected and qualified.

    / /  FOR all nominees listed below (except as     / /  WITHHOLD AUTHORITY to vote for all nominees
        marked to the contrary below).                    listed below.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

     R. Hal Dean                 Lowell H. Lebermann, Jr.

(2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 2000 fiscal year.
                  / / FOR        / / AGAINST        / / ABSTAIN

(3) To approve the Company's Senior Executive Annual Bonus Plan.
                  / / FOR        / / AGAINST        / / ABSTAIN

(4) To vote in their discretion on such other business as may properly come before the Meeting or any adjournment thereof.
                  / / FOR        / / AGAINST        / / ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    UNLESS AUTHORITY TO VOTE THEREFORE IS WITHHELD IN THIS PROXY CARD, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

                            DATE _______________________________________________

                            SIGNATURE __________________________________________

                            PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS TO THE LEFT AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, STATE YOUR FULL TITLE AND AUTHORITY WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY A DULY AUTHORITY OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.

 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING--MAY 23, 2000,
    PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID
                                   ENVELOPE.